Exhibit (a)(1)(I)



FOR IMMEDIATE RELEASE


                                     BAYER BEGINS NEW WAITING PERIOD
                                         UNDER HART-SCOTT-RODINO


          PITTSBURGH, October 2, 2000 -- A new 15 calendar day waiting period has been established under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") with respect to the previously announced $35.00 per share cash tender offer by Bayer Corporation's wholly owned subsidiary, Project Toledo Acquisition Corp., for all outstanding shares of common stock of Sybron Chemicals Inc. The new waiting period will expire at 11:59 p.m. on October 17, 2000.

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Media Contact:

          Bayer Corporation, Mark A. Ryan, Tel.: 412-777-2500